Exhibit 99.1

(BW) (MA-GLYCOGENESYS) (GLGS) GlycoGenesys, Inc. Announces Date and Terms of Reverse Stock Split

Move Taken Toward Improving Long-Term Shareholder Value

Business Editors/Health/Medical Writers

BIOWIRE2K

BOSTON—(BUSINESS WIRE)—Dec. 13, 2004—GlycoGenesys, Inc.,

(Nasdaq: GLGS), a biotechnology company focused on carbohydrate-based drug development, announced today that the Company’s Board of Directors had approved a 1-for-6 reverse stock split of the Company’s common stock. The split affects all stockholders uniformly and will not affect any stockholder’s percentage ownership in the Company. To the extent that the split results in a holder becoming entitled to a fractional share, the fractional share will be rounded up to a whole share for the benefit of the shareholder. As a Nevada corporation, a shareholder vote is not required to effect the split of its shares. Shares held as of the close of business on December 20, 2004 will be split and the shares will begin trading on a post-split basis the following day, December 21, 2004. For a period of 20 trading days following the split the Company’s common stock will trade under the temporary symbol “GLGS.D” to reflect the occurrence of the split. In addition to reducing the number of shares outstanding, the number of authorized shares available for future issuance will also be reduced by a 1-for-6 ratio. All warrants, options and preferred stock outstanding at the time of the split are also subject to the reverse split formula including customary upward repricing.

Comments From Management

John W. Burns, the Company’s Senior Vice President and CFO, stated, “Today’s announcement is more than about simply taking steps to retain our Nasdaq listing. This year we have made significant progress operationally, scientifically, and clinically. We believe these achievements have been under recognized by the capital markets due to, among other things, our capital structure, which is uncharacteristic of many biotech companies at our stage of development. As evidenced by the results in our recently announced American Society of Hematology abstracts, GlycoGenesys has the potential for a bright future and it became necessary to change our capital structure to provide the best opportunity, in our opinion, for long-term shareholder value.”

Bradley J Carver, the Company’s President and CEO, stated, “Along with our shareholders senior management and the Board of Directors together are significant stake-holders in GlycoGenesys and carefully weighed the interest of our shareholders in arriving at this decision to reduce our share count. By reducing the share count, we are taking a step we believe is necessary to improve the potential for our shareholders to benefit from our milestones going forward. 2005 looks to be a milestone intensive year including human clinical data from our solid tumor dose escalation trial, initiating our multiple myeloma study at Dana Farber, expanding our clinical trial program for GCS-100LE and entering into a potential strategic partnership. In addition to clinical milestones, we expect additional research publications on GCS-100LE and plan to keep a high profile at industry and investor conferences.”

Potential Benefits of The Reverse Stock Split

The reverse stock split reduces the number of GlycoGenesys’ shares outstanding to a level more comparable with those of similar biotechnology companies and more appropriate to the current size, stage and scope of the Company’s business. Fewer shares outstanding and a higher stock price may help to generate more interest from fundamental institutional investors among funds that are either precluded by their bylaws from investing in lower-priced stocks or are simply reluctant to do so. In addition, many analyst and brokerage firms are reluctant to recommend lower-priced stocks to either their clients or monitor performance of lower-priced stocks. Moreover, the stock split provides an opportunity to satisfy Nasdaq’s $1.00 bid price requirement.

Today’s announcement is part of a multi-step process by the Company’s management and Board of Directors to increase long-term shareholder value by taking the necessary actions to maintain its Nasdaq listing, attracting new long-term institutional investment through both open market and private transactions, and solidifying its current shareholder base by taking these steps toward creating lasting value.

Example For Shareholders of How the 1-for-6 Split Works

A shareholder having 9,000 shares before the split would have 1,500 shares after the split; similarly, a shareholder with 10,000 shares before, would have 1,667 after (taking into effect rounding up).

The Company’s capital structure pre- & post-split is as follows:

	Pre-Split	Post-Split (approximate)
Shares Outstanding	60,504,577	10,084,096
Common Shares Underlying Convertible Preferred	10,189,763	1,698,294
Warrants-Shares Issuable	21,571,326	3,595,221
Options-Shares Issuable	1,849,500	308,250
Authorized Shares	200,000,000	33,333,333
Options Available for Issuance under the Company’s Incentive Plans	2,552,070	425,345

About GCS-100LE

GCS-100LE is a novel carbohydrate compound with potential application in solid tumors and bloodborne cancers. Independent research has shown that Galectin-3, a key target of GCS-100LE is implicated in several cellular activities. GCS-100LE has at least three mechanisms of action: it may induce apoptosis, or programmed cell death; appears to interfere with angiogenesis, the process by which cancer cells recruit a blood supply from the body in order to proliferate; and appears to interfere with a process called cellular adhesion, which plays a key role in metastasis, or the spread of cancer beyond the primary tumor. Galectin-3 has high expression in many cancers, but not in normal cells, conferring broad potential applications for GCS-100LE in solid and bloodborne cancers. GCS-100 has been evaluated at low dose levels in previous clinical trials for patients with colorectal, pancreatic and other types of solid tumors.

GCS-100LE, a low ethanol formulation, is currently in a dose escalation Phase I trial for solid tumors with Phase I and II clinical trials for multiple myeloma planned in 2005.

About GlycoGenesys, Inc.

GlycoGenesys, Inc. is a biotechnology company that develops and licenses compounds based on glycobiology. The Company’s drug candidate GCS-100, a unique compound to treat cancer, has been evaluated in previous clinical trials at low dose levels in patients with colorectal, pancreatic and other solid tumors with stable disease and partial response documented. The Company currently is conducting a Phase I dose escalation trial to evaluate higher dose levels of GCS-100LE, a low ethanol formulation of GCS-100, at Sharp Clinical Oncology Research in San Diego, California. Further clinical trials are planned for 2005. Further information is available on GlycoGenesys’ web site: www.glycogenesys.com.

Safe Harbor Statement

Any statements contained in this release that relate to future plans, events or performance are forward-looking statements that involve risks and uncertainties, including, but not limited to, risks of product development (such as failure to demonstrate efficacy or safety), risk related to FDA and other regulatory procedures, market acceptance risks, the impact of competitive products and pricing, the results of current and future licensing, joint ventures and other collaborative relationships, the results of financing efforts, developments regarding intellectual property rights and litigation, and other risks identified in the Company’s Securities and Exchange Commission filings. Actual results, events or performance may differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as the date hereof. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

CONTACT:	GlycoGenesys Inc.
John W. Burns, 617-422-0674
Senior Vice President and CFO
or
Rick Pierce, 617-422-0674
VP of Business Development
or
The Ruth Group
Investors:
John Quirk, 646-536-7029
or
Media:
Cynthia Isaac, Ph.D., 646-536-7028